                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 1)*




                       Accel International Corporation
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                        Common Shares, $0.10 Par Value
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   004299103
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following if a fee is being paid with this statement ___.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              TERMINATING FILING

                              Page 1 of 7 pages

       CUSIP NO.                                 004299103                  13G          PAGE 2 OF 7 PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fifth Third Bancorp
       I.R.S. Employer Identification No. 31-0854434

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)    /x /

                                                                       (b)   /  /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio corporation

                                             5   SOLE VOTING POWER
                                                                           5,000
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER                         0
                     Owned By
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER                     5,000

                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                                               0

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                      5,000

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9

                       .11%

  12   TYPE OF REPORTING PERSON*

                        HC



                               Page 2 of 7 pages

       CUSIP NO. 004299103                                                  13G          PAGE 3 OF 7 PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Fifth Third Bank
       I.R.S. Employer Identification No. 31-0854433

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)   /x /

                                                                       (b)   /  /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio corporation

                                             5   SOLE VOTING POWER
                                                                           5,000
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER                         0
                     Owned By
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER                     5,000

                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                                               0

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                      5,000

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9

                       .11%

  12   TYPE OF REPORTING PERSON*

                        BK


                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 7 pages

       CUSIP NO.                                 004299103                  13G          PAGE 4 OF 7 PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Fifth Third Bank, Trustee of the Acceleration Retirement
        Savings Stock Ownership Plan
       I.R.S. Employer Identification No. 31-07288334

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)    /x /

                                                                       (b)   /  /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio corporation

                                             5   SOLE VOTING POWER
                                                                               0
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER                         0
                     Owned By
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER                         0

                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                                               0

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                          0

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9

                          0

  12   TYPE OF REPORTING PERSON*

                        EP


                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 7 pages

ITEM 1 (A)   NAME OF ISSUER:

             Accel International Corporation


ITEM 1 (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

             475 Metro Place North
             Dublin, Ohio 43017


ITEM 2 (A)-(C) NAMES, ADDRESSES & CITIZENSHIP OF PERSONS FILING:

             Fifth Third Bancorp
             38 Fountain Square Plaza
             Cincinnati, Ohio 45263

             The Fifth Third Bank
             38 Fountain Square Plaza
             Cincinnati, Ohio 45263

             The Fifth Third Bank, Trustee for the
             Acceleration Retirement Savings
             Stock Ownership Plan
             38 Fountain Square Plaza
             Cincinnati, Ohio 45263


ITEM 2 (D)   TITLE OF CLASS OF SECURITIES:

             Common Stock, $0.10 par value


ITEM 2 (E)   CUSIP NUMBER:

             004299103

ITEM 3 Fifth Third Bancorp is filing as a parent holding company in accordance with Section 240.13(d-1)(b)(ii)(G) of the Exchange Act Rules.

             The Fifth Third Bank is filing as a bank in accordance with
             Section 240.13 (d-1)(b)(ii)(B) of the Exchange Act Rules.

             The Acceleration Retirement Savings Stock Ownership Plan, by its trustee, The Fifth Third Bank, is filing as an Employee Benefit Plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) in accordance with Section 240.13(d-1)(b)(ii)(F) of the Exchange Act Rules.

ITEM 4       OWNERSHIP:

             Not Applicable


                               Page 5 of 7 pages

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check
          the following.    /x/

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          This report is being jointly filed by The Fifth Third Bank which is the entity holding beneficial ownership of the shares being described herein and by Fifth Third Bancorp as its parent holding company and The Fifth Third Bank as Trustee of employee benefit plan (Acceleration Retirement Savings Stock Ownership Plan) holding less than 5% of the outstanding stock with the issuer.

ITEM 8-9  Not Applicable

ITEM 10   CERTIFICATION

          By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 1994                             February 7, 1994
- -----------------                            -----------------
Date                                         Date

THE FIFTH THIRD BANK                         FIFTH THIRD BANCORP

By: JOHN B. SCHMITZ                          By: MICHAEL K. KEATING
    -----------------------------------          ---------------------------

Name: John B. Schmitz                        Name: Michael K. Keating
      ---------------------------------            ----------------------------
Title: Vice President and Trust Officer      Title: Secretary


                               Page 6 of 7 pages

ACCEL INTERNATIONAL CORPORATION
004299103

February 7, 1994
- ----------------
Date

THE FIFTH THIRD BANK AS TRUSTEE
OF ACCELERATION RETIREMENT SAVINGS
STOCK OWNERSHIP PLAN

By: JOHN B. SCHMITZ
    ----------------------------------

Name: John B. Schmitz
      ---------------------------------
Title: Vice President and Trust Officer

                              Page 7 of 7 pages